Exhibit 23.1

R.R. Hawkins & Associates International, a Professional Corporation

DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business…”

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Carbon Capture USA, Inc., we hereby consent to the incorporation by reference in this Form 8K/A, pursuant to Section 12(g) of the Securities Exchange Act of 1934, of our report, relating to the audited financial statements of Carbon Capture USA, Inc. as of June 30, 2012 and the related statement of operations, stockholders’ equity and cash flow for the period May 25, 2012 (date of inception) to June 30, 2012. Our audit report is dated September 13, 2012.

/s/ R. R. Hawkins & Associates International, a PC

 Los Angeles, California

 September 20, 2012